Trinity Capital Corporation Completes $52.0 Million Capital Raise and
Recapitalization of Los Alamos National Bank

Company Release – 12/19/2016

Los Alamos, NM – 12/19/2016 – Trinity Capital Corporation (the "Company" or "Trinity"), parent company of Los Alamos National Bank ("LANB"), announced today that it closed its previously announced private placement of 2,661,239 shares of its common stock at $4.75 per share and 82,862 shares of its Series C preferred stock at $475.00 per share to Castle Creek Capital Partners VI, L.P. ("Castle Creek"), Patriot Financial Partners II, L.P., Patriot Financial Partners Parallel II, L.P. (together with Patriot Financial Partners II, L.P., "Patriot") and Strategic Value Bank Partners, LP (collectively, the "Investors"), for gross proceeds of approximately $52.0 million.

The Company intends to use approximately $49.9 million of the gross proceeds to repurchase all of the Company's outstanding Series A and Series B preferred securities originally issued under Treasury's Capital Purchase Program and, with the addition of a $15.0 million dividend from LANB, approximately $10.2 million to bring current the deferred interest on the Company's four series of trust preferred securities.  The remainder of the proceeds, following the payment of certain expenses associated with the private placement, will be used for other general corporate purposes.

Chairman Jerry Kindsfather said, "With this capital injection, we believe that the Company has now addressed the indebtedness that accumulated before the financial downturn, the continuing accumulation of which had become extremely burdensome.  We welcome Castle Creek, Patriot and Strategic Value Bank Partners into our shareholder family."

Company President and Chief Executive Officer John Gulas added, "We believe that the closing of this investment opens a new chapter for the Company.  We now expect to focus less and less on yesterday's issues and, instead, we can implement a strategic plan that provides for realizing opportunities for growth.  This new investment also represents an endorsement of the direction we have been pursuing.  In that regard, we are gratified for our new shareholders' confidence in our approach to community banking."

Boenning and Scattergood, Inc. served as the exclusive financial advisor and placement agent for the private placement.  Hunton & Williams LLP served as legal counsel to Trinity, Sidley Austin LLP served as legal counsel to Castle Creek, and Covington & Burling LLP served as legal counsel to Patriot in connection with the private placement.

For more information regarding the terms and conditions of the stock purchase agreement and the transactions contemplated thereby, please refer to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the "SEC") on or about December 19, 2016.

About the Company

Trinity is a bank holding company with $1.4 billion in total assets and approximately 300 employees. LANB is currently in its 53rd year of operation, and offers financial services through six branch offices in north central New Mexico.

Further information about the Company is available at its website at http://www.lanb.com.

Important Information

The private placement involves the sale of securities in private transactions that have not been registered under the Securities Act of 1933 and will be subject to the resale restrictions under that Act. The Company has agreed to file a registration statement with the SEC to cover resales of the securities described above. The securities being sold in the private placement may not be offered or sold absent registration or an applicable exemption from registration.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to the private placement, the repurchase of the Series A preferred stock and Series B preferred stock and the payment of deferred interest on the trust preferred securities, and (ii) statements preceded by, followed by, or that include the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "projects," "outlook" or similar expressions. These statements are based upon the current belief and expectations of the Company's management team and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. Additional factors that could cause other Company's results to differ materially from those described in the forward-looking statements can be found in the Company's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

Contact:
John Gulas
President & Chief Executive Officer
Trinity Capital Corporation
(505) 663-3990